EXHIBIT 99.2
Carriage Services, Inc. Announces Amendment to Credit Facility Finalized
HOUSTON, May 15, 2014 /PRNewswire/ -- Carriage Services, Inc. (NYSE: CSV) (the "Company") announced today that the fifth amendment to the Credit Agreement (the "Fifth Amendment") is now effective commensurate with today’s closing of that certain Asset Sale Agreement, by certain subsidiaries of each of the Company and Service Corporation International, which was previously announced on March 5, 2014. The new credit agreement under the Fifth Amendment, increases, in total, from $235 million to $325 million and continues to be administered by Bank of America, N.A.
Obligations under the Credit Agreement will mature on March 31, 2019. The Fifth Amendment provides for an increase in the revolving credit facility from $125 million to $200 million. Borrowings under the term loan facility of $125 million are subject to amortization payments of 7.5% of the principal amount in the first two years following the Fifth Amendment effective date, 10.0% for the third and fourth years following the Fifth Amendment effective date and 12.5% per year thereafter. The Fifth Amendment also modifies certain financial covenants pertaining to the Company.
Mel Payne, Chief Executive Officer, stated "We are pleased and appreciative of the confidence our banks have shown in Carriage Services by increasing our credit facility. We believe that the amended Credit Agreement increases our financial flexibility and further enhances our acquisition program, while allowing more capital for general corporate purposes and having a positive impact on our future financial results by directly lowering our interest expense and our cost of capital."
Statements set forth in this communication that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "believe," "expect," "anticipate," "plan," "intend," "foresee," "should," "would," "could" or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under "Forward-Looking Statements and Cautionary Statements" in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, could cause the Company's results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company.
Carriage Services is a leading provider of deathcare services and merchandise in the United States. Carriage operates 167 funeral homes in 27 states and 32 cemeteries in 11 states.